Exhibit 10.18

DATED 07th January 2020

NOVA LIFESTYLE INC

(the “Seller”)

- and -

Y-TONE(WORLDWIDE) LIMITED

(the “Purchaser”)

SALE AND PURCHASE AGREEMENT

Prepared by: Alliance Plus CPA Limited

Unit B, 19/F Hillier Commercial Building

89-91 Wing Lok Street, Sheung Wan

Hong Kong

SALES AND PURCHASE AGREEMENT

THIS AGREEMENT is made on this 07th day of January, 2020

BETWEEN:

(1)	NOVA LIFESTYLE INC., a company registered in Nevada, registered address at 6565 E. Washington Blvd, Commerce, CA 90040 (the “Seller”) and

(2)

Y-TONE (WORLDWIDE) LIMITED, a company incorporated in Hong Kong with limited liability, registered address at ROOM 9, 8/F, BLOCK B, MERIT INDUSTRIAL CENTRE, 94 TOK WA WAN ROAD, KO WLOON, HONG KONG (the "Purchaser") and

(3)	BRIGHT SWALLOW INTERNATIONAL GROUP LIMITED, a company incorporated in the British Virgin Islands with limited liability (Certificate of Incorporation No.1525965) (the "Company ")

RECITALS:

(A)	Whereas, Purchaser desires to purchase the share of the Company on the terms and conditions set forth herein; and.

(B)	Whereas, Seller desires to sell the share to Purchaser of the Company on the terms and conditions set forth herein.

AGREEMENT

Now, therefore, in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Agreement to sell and purchase

1.1.

Sales and Purchase. Subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase ONE (1) share from the Seller of the Company at a purchase price of United States Dollars Two Million Five Hundred Thousand Exactly (USD 2,500,000), and the Seller agrees to sell ONE (1) share of the Company to the Purchaser.

1.2.

Payment Date. The purchase price of United States Dollars Two Million and Five Hundred Thousand Exactly (USD 2,500,000) should be entirely paid from the Purchaser to the Seller on or before 4TH MAY, 2020.

2.	Representation and warranties of the Company

2.1.

Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and levier this Agreement to carry on its business as presently conducted.

2.2.	Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity.

2.3.

Liabilities. The Company has no material liabilities and to the Company’s knowledge, no material contingent liabilities, except current liabilities incurred in the ordinary course of business that have not been, either in any individual case or in the aggregate, materially adverse to the Company.

2.4.

Litigation. There is no action, suit, proceeding or investigation pending or to the Company’s knowledge, currently threatened in writing against the Company that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition or affairs of the Company, financially or otherwise, or any change in the current equity ownership of the Company

2.5.

Tax returns and payments. The Company has filed all tax returns required to be filed by it. The Company has not been advised (a) that any of its returns have been or are being audited as of the date hereof or (b) of any deficiency in assessment or proposed judgement to local tax authority. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

2.6.

Compliance with laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government of any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition or operations of the Company.

3.	REPRESENTATIONS OF THE PURCHASER

3.1.

Requisite power and authority. Purchaser has all necessary power and authority to execute and deliver this Agreement and to carry out their provisions. All action on the Purchaser’s part required for the lawful execution and delivery of this Agreement has been taken. Upon their execution and delivery, this Agreement will be valid and binding obligations of the Purchaser, enforceable in accordance with their terms.

3.2.

Purchaser bears economic risk. Purchaser has substantial experience in investment activities so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely.

3.3.	Acquisition for own account. Purchaser is acquiring the share for Purchaser’s own account for investment only and not with a view towards their distribution.

3.4.

Company information. Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities.

Purchaser has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment.

4.	ANTI-MONEY LAUNDERING ISSUES

Neither the Seller nor the Purchaser (nor any director, officer, agent, employee consultant of or other person associated with or acting on behalf of the Company or the Purchaser) has made, authorized, offered or promised to make any payment or transfer of anything of value, directly, indirectly or through a third party, to any government or regulatory official (domestic or foreign), employee or other representative (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), in violation of any law in any jurisdiction to which such person is subject. The operations of the Company and the Purchaser are and have been conducted at all times in material compliance with all applicable financial record keeping and reporting requirements and the applicable anti-money laundering statutes of jurisdictions where each of the Company and the Purchaser conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or the Purchaser with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or the Purchaser, threatened.

5.	CONFIDENTIALITY

No confidential information or terms of this Agreement may be disclosed to any person except as required by law or any regulatory authority.

6.	COSTS

Each Party agrees to pay its own legal and other costs and expenses in connection with the negotiation, preparation, execution and completion of this Agreement and other related documentation.

7.	GENERAL

7.1.

No assignment. A Party must not assign or otherwise deal with its rights under this Agreement or allow any interest in them to arise or be varied, in each case without the consent of the other party. That consent must not be unreasonably withheld or delayed.

7.2.

Failure to exercise rights. Except as otherwise set out in this Agreement, any partial exercise, failure to exercise, or delay in exercising, a right or remedy provided under this Agreement or by law does not operate as a waiver or prevent or restrict any further or other exercise of that or any other right or remedy in accordance with this Agreement.

7.3.

No liability for loss. Except as otherwise set out in this Agreement, a Party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy that is available to it under this Agreement.

7.4.	Remedies cumulative. The rights and remedies provided in this Agreement are in addition to other rights and remedies given by law independently of this Agreement.

7.5.	Rights and obligations are unaffected. Rights given to the parties under this Agreement and the Parties’ liabilities under it are not affected by anything which might otherwise affect them by law.

7.6.	Variation and waiver. A provision of this Agreement or a right created under it, may not be waived or varied except in writing, signed by the Party or the Parties to be bound.

7.7.	Entire agreement. This Agreement supersedes all previous agreements whether in writing, verbal or implied between the Parties.

7.8.

Time of the essence. Time shall be of the essence in this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may, by agreement in writing between or on behalf of each of the Parties, be substituted for them.

7.9.

Counterparts. This Agreement may consist of a number of copies, each signed by one or more parties to the agreement. If there are a number of signed copies they are treated as making up the one document and the date on which the last counterpart is executed is the date of the agreement.

7.10.

Governing law. This Agreement was negotiated and completed in Hong Kong and shall be governed by and construed in accordance with the laws of Hong Kong and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SELLER

SIGNED by

for and on behalf of

NOVA LIFESTYLE INC

PURCHASER

SIGNED by

for and on behalf of

Y-TONE(WORLDWIDE) LIMITED